Exhibit 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





PHC, Inc.
Peabody, MA

     We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amendment number 2 to the Registration Statement on Form S-3 of PHC, Inc. (the "Company") of our report dated August 12, 2004 (except with respect to the matter discussed in Note M as to which the date is September 20, 2004), relating to the consolidated financial statements of PHC, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended June 30, 2004.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/  BDO Seidman, LLP


Boston, Massachusetts
October 7
, 2004

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